EXHIBIT 99.1
News
For Immediate Release

Corporation Announces Drilling Venture with Lehman Brothers and
Nabors Industries

HOUSTON, TEXAS, OCTOBER 10, 2003-El Paso Corporation (NYSE:EP) announced today that it has entered into agreements with a wholly owned subsidiary of Lehman Brothers, the global investment bank, and a wholly owned subsidiary of Nabors Industries Ltd. that will collectively result in an additional $350 million of drilling activity over the next nine to 12 months. Lehman will contribute 50 percent of an estimated $500-million total cost to develop two specified packages of wells in exchange for a 50-percent net profits interest (cash proceeds available after royalties and operating costs have been paid), and Nabors will contribute 20 percent in exchange for a 20-percent net profits interest in such wells. Once a specified payout is achieved, Lehman's and Nabors' net profits interest will convert to an overriding royalty interest in the wells for the remainder of the wells' productive lives. The remaining 30 percent of the $500 million of capital will be contributed by El Paso as part of its existing 2003 and 2004 capital budget. Under the terms of the agreements, all parties have a right to cease further investment with 30 days notice.

It is anticipated that 54 percent of the estimated $500 million total capital will be invested under agreements with El Paso
Production Company and El Paso Production GOM Inc. and the balance invested with El Paso Production Oil & Gas USA, L.P.

"We are excited about this opportunity to have Lehman and Nabors participate in our drilling program," said Rod Erskine, president of El Paso's production segment. "These agreements allow us to accelerate the drilling of our inventory within our existing capital spending budget."

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with the outcome of governmental investigations; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office:  (713) 420-3039
Fax:     (713) 420-6341